UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

CATHAY GENERAL BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

To Our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Cathay General Bancorp. The meeting will be held on Monday, May 21, 2007, at 5:00 p.m., local time, at 777 North Broadway, Los Angeles, California 90012.

At the meeting, you will be asked to elect four Class II directors to serve until 2010.

We look forward to seeing you at the meeting.

Sincerely yours,

Michael M.Y. Chang

Secretary

April 20, 2007

Los Angeles, California

777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

Notice of Annual Meeting of Stockholders

to be Held on May 21, 2007

Notice is hereby given that the annual meeting of stockholders of Cathay General Bancorp will be held on Monday, May 21, 2007, at 5:00 p.m., local time, at our offices located at 777 North Broadway, Los Angeles, California 90012, for the following purposes:

1.	To elect four Class II directors to serve until the 2010 annual meeting of stockholders and their successors have been elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed April 2, 2007, as the record date for the meeting. Only holders of record of common stock at the close of business on the record date are entitled to receive notice of and to vote at the meeting.

Please vote, sign, and date the enclosed proxy card and return it in the accompanying envelope. If you mail the envelope in the United States, it does not require postage. It is important that you return the proxy card promptly even if you plan to attend the meeting.

We invite you to attend the meeting in person. If you attend, you may choose to revoke your proxy and vote in person at the meeting. If you do so, your proxy card will be disregarded.

By Order of the Board of Directors

Michael M.Y. Chang

Secretary

April 20, 2007

Los Angeles, California

777 NORTH BROADWAY

LOS ANGELES, CALIFORNIA 90012

Proxy Statement

Annual Meeting of Stockholders

May 21, 2007

The Board of Directors of Cathay General Bancorp (the “Board”) is furnishing this proxy statement to the holders of record of Bancorp’s common stock to solicit proxies, including the proxy granted by the enclosed proxy card, for use at the 2007 annual meeting of stockholders of Bancorp and any adjournments or postponements of the meeting. In this proxy statement, “Bancorp,” “we,” “us,” and “our” refer to Cathay General Bancorp, a Delaware Corporation.

At the meeting, our stockholders will be asked to:

•	Elect four Class II directors to serve until the 2010 annual meeting of stockholders and their successors have been elected and qualified; and

•	Transact such other business as may properly be brought before the meeting or any adjournments or postponements of the meeting.

Please vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-prepaid envelope. If you properly complete the proxy card and Bancorp receives it before the voting, the proxy holders named in the proxy card will vote your shares of common stock as you direct on the proxy card. If you give no direction on the proxy card, the proxy holders will vote your shares in favor of the election of Kelly L. Chan, Dunson K. Cheng, Thomas C.T. Chiu, and Joseph C.H. Poon as directors. Under Delaware law, the inspector of elections for the meeting may consider evidence deemed to be reliable to reconcile proxies and ballots submitted by banks, brokers, their nominees, or similar persons that represent more votes than the holder of a proxy is authorized by the record holder to cast or more votes than the stockholder holds of record.

The Board knows of no other proposal to be presented for consideration at the meeting. The proxy holders named in the enclosed proxy card reserve the right to vote your shares in accordance with their best judgment on any proposal that does properly come before the meeting or to vote your shares for other persons if any nominee for director becomes unavailable to serve.

You may revoke your proxy at any time before it is exercised by filing a written notice of revocation with Bancorp’s Secretary or delivering to Bancorp’s Secretary a later signed and dated proxy card. You may also revoke your proxy if you are present at the meeting and vote in person. This proxy statement and the enclosed proxy card were first mailed to stockholders on or about April 20, 2007.

QUORUM AND VOTING

The Board has fixed April 2, 2007, as the record date for the meeting. Only holders of record of Bancorp’s common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. On the record date, 51,154,356 shares of Bancorp’s common stock were outstanding. Each stockholder of record is entitled to one vote for each share of common stock registered in the stockholder’s name. Cumulative voting is not available for the election of directors.

It is important that stockholders be represented in person or by proxy at the meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum for the transaction of business. If the shares represented at the meeting are not sufficient to constitute a quorum or to elect the nominees for director, we may adjourn or postpone the meeting to permit further solicitation of proxies.

Nominees receiving a plurality of the votes cast at the meeting will be elected directors. Plurality means that the persons who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting.

Abstentions and broker non-votes are counted for purposes of establishing a quorum but have no effect in determining whether a nominee or nominees have been elected. The term “broker non-votes” refers to shares held by a broker in street name that are present by proxy but are not voted on the matter pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based on the contents of reports filed with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the entity listed below is the only beneficial owner of more than five percent of our common stock as of December 31, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percentage of Common Stock Beneficially Owned 1/
FMR Corp. 92 Devonshire Street, Boston, MA 02109	5,176,560	2/	10.02%

1/	The ownership percentage is determined by dividing the number of shares shown in this table by 51,646,130 shares of Bancorp common stock outstanding as of March 1, 2007.
2/

The number of shares in this table and the information in this footnote are derived from the Schedule 13G dated as of February 14, 2007, filed with the SEC by FMR Corp. According to this Schedule 13G filing, FMR Corp. calculated its beneficial ownership interest to be 9.989% of the outstanding common stock of Bancorp at December 31, 2006. FMR Corp. has sole investment power with respect to all of the above shares and sole voting power with respect to 334,700 of the above shares.

As of March 1, 2007, our directors and executive officers as a group beneficially owned approximately 6,288,603 shares of our common stock. The individual security ownership of our directors and named executive officers can be found in the subsection of this proxy statement titled “Security Ownership of Nominees, Continuing Directors, and Named Executive Officers.” Our directors and executive officers have informed us that they intend to vote for the election of Kelly L. Chan, Dunson K. Cheng, Thomas C.T. Chiu, and Joseph C.H. Poon.

As of March 1, 2007, the Cathay Bank Employee Stock Ownership Trust (the “ESOPT”) held approximately 1,815,942 shares of Bancorp common stock. Shares of our common stock beneficially owned by the ESOPT have been allocated among the participants of the Cathay Bank Employee Stock Ownership Plan. Each participant has the power to direct the vote of his or her allocated shares. The ESOPT Committee has the sole power to vote and dispose of all unallocated shares of our common stock beneficially owned by the ESOPT. As of March 1, 2007, there were approximately 4,491 unallocated shares. Dunson K. Cheng, Peter Wu, Kelly L. Chan, Joseph C.H. Poon, and Anthony M. Tang are members of the ESOPT Committee.

ELECTION OF DIRECTORS

Under our certificate of incorporation, the Board may consist of between 3 and 25 directors. The Board currently consists of eleven directors, each of whom is also a director of Cathay Bank, a California-chartered bank and wholly-owned subsidiary of Bancorp. The Board has three classes of directors and our bylaws provide that the number of directors in each class should be as nearly equal in number as possible. The term of office of each class of directors is three years. The current term of the Class II directors will expire at the 2007 annual meeting of stockholders and, if elected at the 2007 annual meeting, the new term will expire at the 2010 annual meeting. The current term of the Class III directors will expire at the 2008 annual meeting of stockholders. The current term of the Class I directors will expire at the 2009 annual meeting of stockholders.

Stockholders are being asked to elect four Class II directors. The Class II directors will hold office until the 2010 annual meeting of stockholders and their successors have been elected and qualified. The Board, based on the recommendation of the Nomination Committee, has nominated Kelly L. Chan, Dunson K. Cheng, Thomas C.T. Chiu, and Joseph C.H. Poon to serve as Class II directors. All of the nominees are currently directors of Bancorp and Cathay Bank, and have served continuously in these capacities since the dates indicated in the table below. If any nominee named in this proxy statement becomes unavailable for any reason, or if any vacancy on the Board occurs before the election, the shares represented by any proxy voting for that nominee will be voted for the person who may be designated by the Board to replace that nominee or to fill that vacancy on the Board. However, as of the date of this proxy statement, the Board does not believe that any nominee will be unavailable or that any vacancy will occur.

The Board recommends a vote FOR the election of Kelly L. Chan, Dunson K. Cheng, Thomas C.T. Chiu, and Joseph C.H. Poon as Class II directors.

Security Ownership of Nominees, Continuing Directors, and Named Executive Officers

The following table sets forth:

•	The periods each nominee and director has served as a director of Bancorp.

•

Information on the beneficial ownership, as that term is defined under SEC rules and regulations, of shares of our common stock as of March 1, 2007, by each nominee and director, by each executive officer named in the “Summary Compensation Table” in the section titled “Remuneration of Executive Officers” below (“Named Executive Officers”), and all the directors and executive officers as a group.

Each nominee, director, and executive officer has furnished the information on his or her own beneficial ownership set forth in the following table. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the common stock owned by him.

Name	Age	Director of Bancorp Since	Common Stock Beneficially Owned as of March 1, 2007	Percentage Ownership as of March 1, 2007
Nominees for Election at the Meeting for the Term Ending in 2010 (Class II):

Kelly L. Chan	60	1990	421,279 1/	*/
Dunson K. Cheng	62	1990	1,652,831 2/	3.14% 2/
Thomas C.T. Chiu **/	59	2003	249,017 3/	*	/
Joseph C.H. Poon	60	1990	70,671 4/	*/

Directors Currently Serving for the Term Ending in 2008 (Class III):
Patrick S.D. Lee	72	1990	264,514 5/	*/
Ting Y. Liu	70	2003	407,888 6/	*/
Nelson Chung	54	2005	700 7/	*/

Directors Currently Serving for the Term Ending in 2009 (Class I):
Michael M.Y. Chang	69	1990	598,732 8/	1.16% 8/
Anthony M. Tang	53	1990	945,2719/	1.82% 9/
Thomas G. Tartaglia	83	1990	92,332 10/	*/
Peter Wu **/	58	2003	1,343,626 11/	2.58% 11/

Other Named Executive Officers:
Heng W. Chen	54	—	54,884 12/	*/
Irwin Wong	58	—	174,288 13/	*/

All nominees, directors, and executive officers as a group (15 persons)			6,288,60314/	11.73% 15/

*/	Percentage of shares beneficially owned does not exceed one percent of the outstanding shares of Bancorp’s common stock.
**/	Thomas C.T. Chiu is a brother-in-law of Peter Wu.
1/

Includes 58,288 shares held by the Kelly and Barbara Chan Living Trust, 9,800 shares held by Mr. Chan’s spouse, 13,184 shares held by Mr. Chan as custodian for his children, 27,096 shares held by Chansons Properties, 200,000 shares held as Trustee of the WHFC Chan Grandchildren’s Sprinkling Trust, 17,740 shares issuable under options exercisable within 60 days of March 1, 2007, and 4,491 unallocated shares held by the ESOPT. Of the shares beneficially owned by Mr. Chan, 2,000 shares are subject to pledge in a margin account in his spouse’s name at a securities brokerage.

2/

Includes 239,308 shares held by the Dunson Cheng and Cynthia Cheng Trust, approximately 96,104 shares held by the ESOPT which have been allocated to Mr. Cheng’s account, 50,000 restricted shares that were awarded to Mr. Cheng under Bancorp’s 2005 Incentive Plan, 936,228 shares issuable under options exercisable within 60 days of March 1, 2007, and 4,491 unallocated shares held by the ESOPT.

3/	Consists of 166,705 shares held by Chiu Family Trust, 59,732 shares by Dr. Chiu’s Pension Plan, and 22,580 shares issuable under options exercisable within 60 days of March 1, 2007.
4/	Consists of 46,440 shares held by the Poon Family Trust, 19,740 shares issuable under options exercisable within 60 days of March 1, 2007, and 4,491 unallocated shares held by the ESOPT.
5/	Consists of 246,774 shares held by Mr. Lee as trustee of the Lee Trust, and 17,740 shares issuable under options exercisable within 60 days of March 1, 2007.
6/

Includes 379,664 shares held by the Liu Family Inter Vivos Trust, and 22,580 shares issuable under options exercisable within 60 days of March 1, 2007. Of the shares beneficially owned by Mr. Liu, 40,000 shares are subject to pledge in a margin account at a securities brokerage.

7/	Consists of 700 shares issuable under options exercisable within 60 days of March 1, 2007.
8/

Includes approximately 101,094 shares held jointly by Mr. Chang and his spouse, 132,944 shares held by Mr. Chang as custodian for his children, 136,000 shares held by Mr. Chang’s spouse, as custodian for their children, 208,812 shares held by the Michael and Judy Chang Family Trust, and 13,740 shares issuable under options exercisable within 60 days of March 1, 2007.

9/

Includes 80,322 shares held by Mr. Tang as custodian for his children, approximately 248,508 shares held by Mr. Tang’s spouse, approximately 83,456 shares held by the ESOPT which have been allocated to Mr. Tang’s account, approximately 177,910 shares issuable under options exercisable within 60 days of March 1, 2007, and 4,491 unallocated shares held by the ESOPT.

[1]0/

Consists of approximately 65,911 shares held by the Thomas G. Tartaglia Trust, approximately 13,041 shares held by the ESOPT which have been allocated to Mr. Tartaglia’s account, and 13,380 shares issuable under options exercisable within 60 days of March 1, 2007.

[1]1/	Includes 775,027 shares held by the Wu Trust, 529,976 shares issuable under options exercisable within 60 days of March 1, 2007, and 4,491 unallocated shares held by the ESOPT.
[1]2/	Includes 25,040 shares issuable under options exercisable within 60 days of March 1, 2007. All of the shares owned by Mr. Chen are subject to pledge in a margin account at a securities brokerage.
[1]3/

Consists of approximately 4,610 shares held jointly by Mr. Wong and his spouse, approximately 20,962 shares held by the ESOPT which have been allocated to Mr. Wong’s account, and 148,716 shares issuable under options exercisable within 60 days of March 1, 2007.

[1]4/

In addition to the ownership disclosed for the persons identified in the table above, the beneficial ownership of two additional executive officers is included in the total of the table. Executive officers are those individuals designated as such for purposes of Section 16 of the Exchange Act. The total number of shares beneficially owned by all of our directors and executive officers as a group includes 1,976,604 shares issuable under options exercisable within 60 days of March 1, 2007, 213,563 shares held by the ESOPT that have been allocated to the directors and Named Executive Officers, and 4,491 shares held as unallocated shares by the ESOPT.

15/

The ownership percentage is determined by dividing the number of shares by 53,622,734, which consists of 51,646,130 shares of Bancorp common stock outstanding as of March 1, 2007 and 1,976,604 shares of Bancorp common stock issuable under options exercisable within 60 days of March 1, 2007.

Security Ownership in Subsidiary

In December 2003, January 2004, and April 2004, Cathay Real Estate Investment Trust (the “REIT”), a subsidiary of Cathay Bank, sold in a private placement a total of 436,760 shares of its 7.0% Series A Non-Cumulative Preferred Shares (the “Series A Shares”) for $100 per share, of which Cathay Bank purchased 349,408 shares. As of March 1, 2007, there were 435,460 Series A Shares issued and outstanding. The Series A Shares vote on a share for share basis with the common shares of the REIT and are not convertible into common stock of the REIT or common stock of Cathay Bank or Bancorp. The REIT intends to continue to operate as a real estate investment trust under the Internal Revenue Code of 1986, as amended, by investing primarily in participation interests in a portion of Cathay Bank’s portfolio of loans secured, in whole or in part, by real estate and leasehold improvements which generate net income.

The information below sets forth the number of Series A Shares beneficially owned as of March 1, 2007, by each of the current directors, the nominees recommended by the Board for election as directors, each of the Named Executive Officer, and all current directors, nominees, and Named Executive Officers as a group. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the Series A Shares owned by him.

Name	Series A Shares Beneficially Owned	Series A Percent of Class 1/
Michael M.Y. Chang	2,500 2/	0.57%
Heng W. Chen	250	0.06%
Dunson K. Cheng	5,000 3/	1.15%
Thomas G. Tartaglia	1,000 4/	0.23%

All directors and executive officers as a group (4 persons)	8,750	2.01%

1/	The ownership percentage is determined by dividing the number of shares shown in this table by 435,460, which is the number of Series A Shares issued and outstanding as of March 1, 2007.
2/	The shares are jointly owned by Michael M.Y. Chang and his spouse.
3/	Includes 2,500 shares held by Mr. Cheng’s spouse.
4/	The shares are held by the Thomas G. Tartaglia Trust.

The REIT has also issued Series B Non-Cumulative Preferred Shares (the “Series B Shares”) to Cathay Bank and its employees. Series B Shares pay a non-cumulative annual cash dividend of $25 per share and have a liquidation preference of $250 per share. Holders of Series B Shares do not have voting rights except on proposals that could materially and adversely affect the preferences, voting powers, dividend rights or other rights and privileges of the Series B Shares. As of March 1, 2007, the directors, nominees, and Named Executive Officers beneficially owning Series B Shares were Dunson K. Cheng, Anthony M. Tang, Heng W. Chen, and Irwin Wong. They each hold one share, which individually and as a group is less than one percent of the entire class of Series B Shares.

GB Capital Trust II, a subsidiary of Cathay Bank as a result of Bancorp’s merger with GBC Bancorp, issued Series A Preferred Trust Units (the “Class A Preferred Units”) to General Bank and its employees. Class A Preferred Units pay a non-cumulative annual cash dividend of $50 per share and have a liquidation preference of $500 per share. As of March 1, 2007, the only director, nominee, or Named Executive Officer beneficially owning Class A Preferred Units is Peter Wu, who holds one share, which individually is less than one percent of the entire class of Class A Preferred Units.

Nominees, Continuing Directors, and Named Executive Officers

The principal occupations for at least the past five years of each director, nominee, and Named Executive Officer are as follows:

Nominees (Class II)

Kelly L. Chan, Director of Bancorp since 1990. Director of Cathay Bank since 1981. Owner of an interest in and Vice President of Phoenix Bakery, Inc. (a retail bakery in Los Angeles, California) since 1984. Certified Public Accountant.

Dunson K. Cheng, Director of Bancorp since 1990. Chairman of the Board of Directors of Bancorp, Cathay Bank, and Cathay Investment Company since 1994. President (chief executive officer) of Bancorp since 1990. President of Cathay Bank since 1985 and Director of Cathay Bank since 1982. President of Cathay Investment Company since 1999. Chief Executive Officer of Cathay Investment Company since 1995 and Director of Cathay Investment Company since 1984. Chairman of the Board of Directors and President of Cathay Securities Fund, Inc. from July 2000 to January 2003. Trustee and President of Cathay Real Estate Investment Trust since February 2003. Director, Chairman of the Board, President, and Chief Executive Officer of Cathay Bank Foundation from 2002 to March 2005. Director of DiCon Fiberoptics, Inc. since 2002.

Thomas C.T. Chiu, Director of Bancorp and Cathay Bank since October 2003. Director of GBC Bancorp and General Bank from 1983 to October 2003. Medical Doctor.

Joseph C.H. Poon, Director of Bancorp since 1990. Director of Cathay Bank since 1981. Director of Cathay Investment Company since 1984. President of Edward Properties (real estate development) since 1981.

Continuing Directors (Class III)

Patrick S.D. Lee, Director of Bancorp since 1990. Director of Cathay Bank since 1983. Director of Cathay Investment Company since 1984. Trustee of Cathay Real Estate Investment Trust since February 2003. Director of Cathay Bank Foundation since May 2004. Retired real estate developer and property manager.

Ting Y. Liu, Director of Bancorp and Cathay Bank since October 2003. Chairman of HITO Corporation from 1987 to January 2005. Director of GBC Bancorp and General Bank from 1981 to 2003. Retired investor.

Nelson Chung, Director of Bancorp and Cathay Bank since 2005. President of Pacific Communities Builder, Inc. (real estate development) since 1991.

Continuing Directors (Class I)

Michael M.Y. Chang, Director of Bancorp since 1990. Secretary of Bancorp and Cathay Bank since November 2001. Director of Cathay Bank since 1983. Retired attorney at law.

Anthony M. Tang, Director of Bancorp since 1990. Executive Vice President of Bancorp since 1994. Chief Financial Officer and Treasurer of Bancorp from 1990 to June 2003. Chief Lending Officer of Cathay Bank since 1985. Director of Cathay Bank since 1986. Senior Executive Vice President of Cathay Bank since December 1998. Vice President, Chief Financial Officer, and Director of Cathay Securities Fund, Inc. from July 2000 to January 2003. Trustee and Vice President of Cathay Real Estate Investment Trust since February 2003.

Thomas G. Tartaglia, Director of Bancorp since 1990. Director of Cathay Bank since 1986. Formerly Executive Vice President of Cathay Bank from 1984 until 1990. Retired banker.

Peter Wu, Director, Executive Vice Chairman, and Chief Operating Officer of Bancorp and Cathay Bank since October 2003. Director of GBC Bancorp and General Bank from 1981 to October 2003. Chairman of the Board of GBC Bancorp and General Bank from January 2003 to October 2003. President and Chief Executive Officer of GBC Bancorp and General Bank from January 2001 to October 2003. Chairman of the Board of GBC Venture Capital, Inc. since 1997. President and Chief Executive Officer of GBC Venture Capital, Inc. since October 2003. Director, Chairman of the Board, President, and Chief Executive Officer of Cathay Bank Foundation since March 2005.

Other Named Executive Officers

Heng W. Chen, Executive Vice President of Bancorp and Cathay Bank since June 2003. Chief Financial Officer and Treasurer of Bancorp since June 2003. Vice President and Chief Financial Officer of Cathay Real Estate Investment Trust since December 2003. Chief Financial Officer of Cathay Bank since January 1, 2004. Director, Vice President, and Chief Financial Officer of GBC Venture Capital, Inc. since October 2003. Assistant Chief Financial Officer and Assistant Treasurer at City National Corporation from 1998 to June 2003. Executive Vice President of Finance at City National Bank from March 2000 to June 2003.

Irwin Wong, Executive Vice President of Branch Administration for Cathay Bank since 1999. Treasurer of Cathay Real Estate Investment Trust from February 2003 to December 2003. Director and Vice President of Cathay Bank Foundation since 2002. Chief Financial Officer/Treasurer of Cathay Bank Foundation since May 2004.

THE BOARD OF DIRECTORS

The Board generally holds regular monthly meetings. Special meetings are called when necessary. During 2006, the Board held 15 meetings and each director attended at least 85% of these meetings. The Board has seven standing committees: the Executive Committee, the Executive Compensation Committee, the ESOPT Committee, the Equity Incentive Plan Committee, the Audit Committee, the Nomination Committee, and the Investment Committee. It is our policy to invite and encourage all members of the Board to attend Bancorp’s annual meeting of stockholders. All of our directors attended the 2006 annual meeting.

Director Independence

We have adopted standards for director independence pursuant to Nasdaq listing standards. The Board considered relationships, transactions and/or arrangements with each of its directors and determined that the following six of its current eleven members are “independent” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules: Kelly L. Chan, Nelson Chung, Patrick S.D. Lee, Ting Y. Liu, Joseph C.H. Poon, and Thomas G. Tartaglia.

In addition, the Board has also determined that:

•	all directors who serve on the Audit, Executive Compensation, and Nomination Committees are independent under applicable Nasdaq listing standards and SEC rules, and

•	all members of the Audit Committee meet the additional independence requirement that they not directly or indirectly receive compensation from Bancorp other than their compensation as directors.

The independent directors meet in executive session without the presence of any non-independent directors or members of Bancorp’s management at least twice per year during regularly scheduled Board meeting days and from time to time as they deem necessary or appropriate. In 2006, the independent directors met four times in executive session.

Executive Committee

During 2006, the Executive Committee consisted of Dunson K. Cheng (Chairman), Peter Wu, Anthony M. Tang, and Thomas G. Tartaglia. This committee exercises all powers of the Board in the intervals between Board meetings, except for those powers that the Board has delegated to other committees or that are reserved for the full Board by statute, regulations, Nasdaq listing standards, charter, or bylaws. The Executive Committee met 12 times during 2006, and each committee member attended all meetings of this committee except for Mr. Wu and Mr. Tang, who were each absent from one meeting.

Executive Compensation Committee

During 2006, the Executive Compensation Committee consisted of Ting Y. Liu (Chairman), Kelly L. Chan, and Nelson Chung (member until January 19, 2006), each of whom is an independent director. The Executive Compensation Committee establishes general policies on executive compensation as well as base salary, bonus, equity compensation, and discretionary benefits for the Chief Executive Officer and Chief Financial Officer of Bancorp and Cathay Bank and all other executive officers of Bancorp. The Board has adopted a written charter for the Executive Compensation Committee, which is available on our website at www.cathaybank.com. The Executive Compensation Committee met six times during 2006, and each committee member attended all meetings of this committee that were held while he was a member.

ESOPT Committee

During 2006, the ESOPT Committee consisted of Dunson K. Cheng (Chairman), Peter Wu, Kelly L. Chan, Joseph C.H. Poon, and Anthony M. Tang. This committee administers the ESOPT according to plan provisions and applicable governmental regulations. It is responsible for, among other things, the investment and management of the ESOPT’s assets. The ESOPT Committee did not meet in 2006.

Equity Incentive Plan Committee

During 2006, the Equity Incentive Plan Committee consisted of Joseph C.H. Poon (Chairman), Thomas C.T. Chiu, Michael M.Y. Chang, and Nelson Chung. This committee selects participants receiving awards under Bancorp’s 2005 Incentive Plan. It has broad discretion to determine the amount and types of awards, and the terms and conditions of individual awards, except for awards to executive officers of Bancorp, which are made by the Executive Compensation Committee. The Equity Incentive Plan Committee met two times during 2006, and each committee member attended all meetings of this committee.

Audit Committee

During 2006, the Audit Committee consisted of Kelly L. Chan (Chairman), Ting Y. Liu, and Thomas G. Tartaglia. This committee oversees Bancorp’s financial reporting on behalf of the Board. It appoints and evaluates Bancorp’s independent auditors, and reviews with the independent auditors the proposed scope of, fees for, and results of the annual audit. It reviews the system of internal accounting controls and the scope and results of internal audits with the independent auditors, the internal auditors, and Bancorp management. It considers the audit and non-audit services provided by the independent auditors, the proposed fees to be charged for each type of service, and the effect of non-audit services on the independence of the independent auditors. The Audit Committee met 10 times during 2006. Each committee member attended all of the meetings of this committee, except for Mr. Tartaglia, who was absent for one meeting.

The Board has adopted a written charter for the Audit Committee, which was revised and restated in April 2007, and which is available on our website at www.cathaybank.com. As provided by the charter, the Audit Committee shall be composed of three or more directors, and its members must meet the requirements of the Nasdaq listing standards and the regulations of the SEC and the Federal Deposit Insurance Corporation.

The Audit Committee does not have a policy for pre-approving services to be provided by Bancorp’s independent auditors without review by the Audit Committee. All services to be provided to Bancorp by its independent auditors are subject to review and approval by the Audit Committee in advance of the performance of the services, provided that the Audit Committee will not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Audit Committee may delegate to a designated member or members of the Audit Committee the authority to approve such services so long as any such approval is reported to the full Audit Committee at its next scheduled meeting. The Audit Committee has not delegated such authority.

The Board conducted a review regarding whether each member of the Audit Committee qualifies as independent and determined that, during 2006, Mr. Chan, Mr. Liu, and Mr. Tartaglia were each “independent” as defined in the Nasdaq listing standards. The Board also conducted a review regarding whether any members of the Audit Committee meet the criteria to be considered an “audit committee financial expert” and determined that Kelly L. Chan, its Chairman, qualifies as an “audit committee financial expert,” as defined in Item 401(h) of Regulation S-K of the Exchange Act.

Nomination Committee

During 2006, the Nomination Committee consisted of Joseph C.H. Poon (Chairman), Kelly L. Chan, and Ting Y. Liu. All members of the committee are “independent” as defined in the Nasdaq listing standards. This committee identifies and evaluates candidates qualified to serve as members of the Board and makes recommendations to the Board regarding such candidates. Nominees for this 2007 annual meeting of stockholders were recommended by the Nomination Committee and unanimously approved by the Board including all of its independent directors. The Nomination Committee met one time during 2006 and all committee members attended.

The policy of the Nomination Committee is to consider candidates properly recommended by our stockholders. In evaluating any such candidates, the Nomination Committee will consider the criteria described below. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to Michael M.Y. Chang, Secretary, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012. In addition, our bylaws permit stockholders to nominate directors for election at stockholder meetings. To nominate a director, stockholders must give timely notice to our Secretary in accordance with our bylaws, which require that the notice be received by our Secretary within the time periods described under the section titled “Stockholder Proposals for 2008 Annual Meeting of Stockholders” below.

The Board and Nomination Committee consider potential nominees based on such criteria as depth and breadth of relevant experience, intelligence, personal character, integrity, commitment to the community and to Bancorp, knowledge of the business of banking, compatibility with the current Board culture, and prominence—all in the context of the perceived needs of the Board at the point in time of the consideration. Nominees must also be acceptable to banking regulators. Bancorp seeks to insure that at least a majority of the directors are independent under the Nasdaq listing standards and that members of Bancorp’s Audit Committee meet Nasdaq, SEC, and Federal Deposit Insurance Corporation requirements and that at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.

The process for identifying and evaluating candidates is commenced by the Board upon its determination of a need to fill a new position or vacancy. At the request of the Board, the Nomination Committee then seeks to identify potential candidates who meet the specific criteria given by the Board at the time of the request based on input from members of the Board and, if the Board deems appropriate, a third-party search firm. The process begins with the Nomination Committee conducting inquiries into the backgrounds and qualifications of such candidates. If the Nomination Committee determines that a candidate is qualified to serve as a director and that he or she should be recommended to the Board, the Board will then review the recommendation and the accompanying information. If the Board is interested in a proposed candidate, it will designate a member to contact the candidate to discuss the proposed nomination, and determine if the candidate is interested in the nomination and if there is any reason why the Board should not proceed with the nomination. Depending on the outcome, the next step in the process is for the candidate to meet with all members of the Board. Following these meetings, and using the input from such interviews and the information obtained by the Nomination Committee, the Nomination Committee will evaluate whether the candidate meets the requisite qualifications and criteria and should be recommended to the Board. Candidates recommended by the Nomination Committee are then presented to the Board for selection as nominees for election by the stockholders or by the Board to fill a vacancy. The Nomination Committee expects that a similar process will be used to evaluate nominees recommended by stockholders. The Nomination Committee has a written charter which is available on our website at www.cathaybank.com.

Investment Committee

During 2006, the Investment Committee consisted of Dunson K. Cheng (Chairman), Peter Wu, Joseph C.H. Poon, Kelly L. Chan, and Thomas C.T. Chiu. This committee oversees Bancorp’s investment and funds management policies at the holding company level. This committee exists alongside the Investment Committee at Bancorp’s subsidiary, Cathay Bank. The Bancorp Investment Committee met two times during 2006. Each committee member attended both of the meetings of this committee.

Compensation of Directors

Director Compensation

The following table sets forth a summary of the compensation paid to all directors who are not also a Named Executive Officer for 2006.

Name	Fees earned or paid in cash ($)		Stock Awards ($)	Options awards 1/ ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($) 2/	Total ($)
Kelly L. Chan	51,300		—	37,387	—	—	9,500	98,187
Michael M.Y. Chang	79,875	3/	—	37,387	—	—	10,200	127,462
Thomas C.T. Chiu	31,350		—	18,203	—	—	9,500	59,053
Nelson Chung	23,600		—	8,580	—	—	9,500	41,680
Patrick S.D. Lee	72,700		—	37,387	—	—	9,500	119,587
Ting Y. Liu	48,300		—	18,203	—	—	9,500	76,003
Joseph C.H. Poon	46,750		—	37,387	—	—	9,500	93,637
Thomas G. Tartaglia	50,250		—	37,387	—	—	9,500	97,137

1/

The amounts shown are not cash compensation received and may not correspond to the actual value to be realized by the director. Instead, the amount represents the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS No. 123R for stock option awards granted in 2006 and prior years but disregarding the estimate of forfeitures related to service-based vesting conditions. On January 25, 2006, each of the named directors was granted an option to purchase 3,500 shares of Bancorp stock at the exercise price of $36.24 per share. The grant date fair value of this stock option award granted in 2006 was $46,802 for each named director. The Black-Scholes option pricing model was used to estimate the value of these option awards. Assumptions made in the valuation are discussed in Note 1 and Note 15 to Bancorp’s Consolidated Financial Statements included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC. The aggregate number of options outstanding as of December 31, 2006, for each named director is as follows: Mr. Chan —27,800, Mr. Chang—23,800, Mr. Chiu—27,480, Mr. Chung—3,500, Mr. Lee—27,800, Mr. Liu—27,480, Mr. Poon—29,800, and Mr. Tartaglia—23,440.

2/

Consists of a cash bonus of $9,500 paid to each named director except for Mr. Chang, who received $10,200 because of his additional services as Secretary of Bancorp and Cathay Bank. Mr. Chang also received group life insurance, health insurance, and long-term disability insurance premiums which are excluded from the amount because such premiums are pursuant to a plan that does not favor executive officers or directors and are generally available to all salaried employees.

3/	Includes monthly fees for Mr. Chang’s services as Secretary of Bancorp and Cathay Bank.

The current directors of Bancorp are also the current directors of Cathay Bank. The current policy for compensation of directors provides that Bancorp or Cathay Bank, as applicable, pays each director who is not also a full-time officer of Bancorp, Cathay Bank, or Cathay Investment Company a fee of $1,500 for each Bancorp or Cathay Bank Board meeting attended and $1,000 for each Bancorp or Cathay Bank meeting not attended. Bancorp and Cathay Bank Board meetings that are held on the same day count only as one meeting. Also, Bancorp pays each Bancorp director who is not also a full-time officer of Bancorp, Cathay Bank, or Cathay Investment Company a fee of $450 for each Bancorp committee meeting attended by the director. Further, Cathay Bank pays each Cathay Bank director who is not also a full-time employee of Cathay Bank, Bancorp, or Cathay Investment Company a fee of $500 for each Cathay Bank Board loan committee meeting attended by the director and $450 for attending each meeting of any other committees of Cathay Bank. In addition to regular fees payable for attending committee meetings, the chairmen of these Bancorp or Cathay Bank Board committees receive the following monthly retainers: Audit Committee ($500), Equity Incentive Plan Committee ($300), Building Committee ($300), Bank Secrecy Act Committee ($300), and Executive Compensation Committee

($250). Bancorp, Cathay Bank, and Cathay Investment Company reimburse directors for out-of-pocket expenses incurred in attending meetings of the Boards of Directors and Board committees and in traveling on company business. Bancorp pays Mr. Chang at the current rate of $2,250 per month for his services as Secretary of Bancorp and Cathay Bank.

AUDIT COMMITTEE REPORT

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management and Bancorp’s independent auditors Bancorp’s audited consolidated financial statements for the year ended December 31, 2006;

•

Discussed with Bancorp’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented; and

•

Received the written disclosures and the letter from Bancorp’s independent auditors required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with such independent auditors their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited annual consolidated financial statements be included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006.

The Audit Committee:

Kelly L. Chan (Chairman)

Ting Y. Liu

Thomas G. Tartaglia

PROFESSIONAL SERVICES PROVIDED BY INDEPENDENT AUDITORS

KPMG LLP was Bancorp’s independent auditor during 2006. The following table presents fees billed or to be billed for professional audit services rendered by KPMG LLP for the audits of Bancorp’s annual financial statements for 2006 and 2005 and for other services rendered by KPMG LLP.

	2006		2005
Audit fees	$910,534	1/	$1,083,132	2/
Audit related fees	59,500	3/	32,000	4/
Tax fees	0		17,000	5/
Other	155,678	6/	0

Total fees	$1,125,712		$1,132,132

1/

Audit fees consist of the aggregate fees of KPMG LLP in connection with (i) the audit of Bancorp’s annual consolidated financial statements for the year ended December 31, 2006, (ii) the required review of Bancorp’s financial information included in its Quarterly Reports on Form 10-Q for 2006 filed with the SEC during 2006, (iii) the auditor’s attestation report on management’s assessment of internal control over financial reporting, and (iv) required review of its registration statements filed with the SEC during 2006.

2/

Audit fees consist of the aggregate fees of KPMG LLP in connection with (i) the audit of Bancorp’s annual consolidated financial statements for the year ended December 31, 2005, (ii) the required review of Bancorp’s financial information included in its Quarterly Reports on Form 10-Q for 2005 filed with the SEC during 2005, and (iii) the auditor’s attestation report on management’s assessment of internal control over financial reporting.

3/

Fees for professional services provided in connection with the registration statement on Form S-3 in conjunction with the registration of shares of common stock issued to electing shareholders of Great Eastern Bank, registration statement on Form S-4 in conjunction with the registration of shares of common stock issued to electing shareholders of New Asia Bancorp, and professional services provided in connection with the application to the Hong Kong Monetary Authority for establishing a Hong Kong Branch of Cathay Bank. After considering the matter, the Audit Committee does not believe the rendering of these services by KPMG LLP to be incompatible with maintaining the independence of KPMG LLP as Bancorp’s external auditor.

4/

Audit related fees consisted of fees for audits of financial statements of certain employee benefit plans and due diligence services. After considering the matter, the Audit Committee does not believe the rendering of these services by KPMG LLP to be incompatible with maintaining the independence of KPMG LLP as Bancorp’s external auditor.

5/

Tax fees consisted of fees for tax consultation and tax compliance services. After considering the matter, the Audit Committee does not believe the rendering of these services by KPMG LLP to be incompatible with maintaining the independence of KPMG LLP as Bancorp’s external auditor.

6/

Financial and tax due diligence related to Cathay Bank’s proposed investment in a bank located in China. After considering the matter, the Audit Committee does not believe the rendering of these services by KPMG LLP to be incompatible with maintaining the independence of KPMG LLP as Bancorp’s external auditor.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Policy and Program

It is our policy to build stockholder value by attracting, motivating, and retaining capable executive management and other key personnel for the purpose of achieving our business goals.

We seek to implement this policy through our executive compensation program. We believe that an effective executive compensation program is one in which executive officers are paid compensation that is competitive with practices of other financial institutions in our market area, but which at the same time ties compensation to our financial and operating performance. In addition, we believe that individual compensation should be based on the experience, performance, and responsibility level of the executive officers and their contributions towards achievement of our business goals. Further, we believe that an effective executive compensation program is one that is designed to align the interests of our executive officers with those of our stockholders through both cash and stock-based incentive compensation that rewards performance as measured against the achievement of specific annual, long-term, and strategic goals.

Accordingly, our executive compensation program consists of cash and non-cash components all of which are intended to work together to help fulfill the objectives of our compensation policy, which are: (a) to attract, motivate, and retain capable executive management and other key personnel; (b) to optimize the individual performance of our executive officers and our financial and operating performance; and (c) to align the interests of executive officers with those of our stockholders. We seek to combine these components, which are described below, in such a way as to best serve these objectives.

Role of Board and Executive Officers in Compensation Decisions

The Executive Compensation Committee of the Board has responsibility for establishing, interpreting, and applying our executive compensation policy and it also administers our executive compensation program. It sets the base salary, bonus, equity compensation, and discretionary benefits for the Named Executive Officers, which includes the Chief Executive Officer and Chief Financial Officer, as well as for all other executive officers of Bancorp. The Executive Compensation Committee is comprised of at least two members of the Board. Each member of the Executive Compensation Committee is required to be (1) “independent” as defined under applicable Nasdaq listing standards (except as otherwise permitted under such rules), (2) a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated under the Exchange Act, and (3) an “outside director” under the rules promulgated under Section 162(m) of the Internal Revenue Code of 1986.

The Chief Executive Officer and the Executive Compensation Committee annually review the performance of each Named Executive Officer (other than the Chief Executive Officer, who is reviewed by the Executive Compensation Committee) and all other executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are then taken into account by the Executive Compensation Committee as it makes decisions about compensation of the Named Executive Officers and other executive officers. The Executive Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to the executive officers.

The Executive Compensation Committee has the authority to retain its own independent advisors to assist in its responsibilities. In 2006, the Executive Compensation Committee retained Mercer Human Resource Consulting to provide (i) survey data on compensation paid to chief executive officers and chief operating officers at similarly sized financial services companies and (ii) information disclosed in proxy filings by certain other bank holding companies.

2006 Executive Compensation Components

For the year ended December 31, 2006, the compensation program for the Named Executive Officers, including the Chief Executive Officer and Chief Financial Officer, consisted of the following components:

•	base salary,

•	annual cash bonus,

•	equity compensation in the form of stock options or restricted stock,

•	retirement benefits provided under (i) an employee stock ownership plan for Named Executive Officers who met their eligibility requirements prior to January 2003, and (ii) a 401(k) plan,

•	life insurance, and the same medical, dental, and disability benefits as provided generally to other Cathay Bank employees, and

•	perquisites and other personal benefits.

Each of these components serves as a means to achieve one or more of the objectives of our compensation policy described above. We do not follow rigid formulas for allocating compensation among these various components. Instead, we utilize our judgment guided by the general principles of our compensation policy as well as consideration of our business objectives, our fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements. We believe this flexible approach optimizes our ability to deal with the changing business environment.

Base Salary

We provide executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year and to attract, motivate, and retain them. As part of the process of establishing base salaries, the Executive Compensation Committee reviews the performance of each Named Executive Officer in relation to our overall performance, and considers factors such as the experience and responsibility of each individual, including performance of special projects and assignments. Because the Executive Compensation Committee believes that the evaluation of performance should not be reduced to a formula, it considers a wide range of performance criteria.

During its review of base salaries for Named Executive Officers, the Executive Compensation Committee primarily considers subjective criteria such as individual performance and objective criteria such as earnings and profits. In establishing an executive officer’s base salary, the Executive Compensation Committee generally gives the most weight to the subjective evaluation of the performance of the individual in relation to our performance, followed by a consideration of the executive officer’s level of responsibility and experience, and then an evaluation of objective performance factors, without any particular weight being assigned to these factors. The amount of base salary for each executive officer is determined by the above-mentioned subjective evaluation of the individual’s performance, a comparison of the compensation levels paid to the individual in past years in relation to the individual’s performance in those years, and our general financial condition, profitability, and results of operations, including the percentage increase or decrease in net income and total assets, loans, and deposits in the immediately preceding year. Consideration is also given to changes in the cost of living.

The Executive Compensation Committee reviews objective data on our financial condition, profitability, and results of operations in light of the financial performance of other banks and bank holding companies in our market area and of a similar asset size and revenue base, our relative advantages and disadvantages in the banking industry, and the obstacles and challenges presented to the particular Named Executive Officer in attempting to achieve our goals.

The Executive Compensation Committee also reviews the base compensation of executive officers in equivalent positions paid by banks and bank holding companies considered competitive with Cathay Bank and Bancorp and by other banks of similar size across the United States, with more weight placed on competitors in our immediate market area such as the banking companies in the SNL Western Bank Index. We believe it is helpful to consider comparative market information about compensation paid to executive officers of other companies in our business and geographic marketplace that seek similarly skilled and talented executives. We want to be able to retain our executive officers and, accordingly, we take into consideration publicly available information about compensation paid to executive officers at other financial institutions in our market area in making our decisions about compensation. However, we do not establish compensation levels based on benchmarking and we do not attempt to maintain a certain target percentile within any peer group to determine compensation. We view information on pay practices at other institutions as relevant to a general understanding of the market and for assessing the competitiveness and reasonableness of our compensation program.

Salary levels are typically considered annually in April of each year as part of our employee performance review process. Salary levels may also be reviewed and adjusted for an executive officer upon a promotion or change in job responsibility or for special retention purposes.

Annual Cash Bonus

Cash bonuses to the Chief Executive Officer and to the Chief Operating Officer, if any, are made under the 2005 Incentive Plan as determined by the Executive Compensation Committee. Each cash award granted under the 2005 Incentive Plan is subject to Qualifying Performance Criteria as that term is defined in the 2005 Incentive Plan and includes provisions regarding (1) the target and maximum amount payable to the participant as a cash award, (2) the Qualifying Performance Criteria and level of achievement versus the criteria that will determine the amount of such payment, (3) the period as to which performance shall be measured for establishing the amount of any payment, (4) the timing of any payment earned by virtue of performance, (5) restrictions on the alienation or transfer of the cash award prior to actual payment, (6) forfeiture provisions, and (7) such further terms and conditions, in each case not inconsistent with the 2005 Incentive Plan, as may be determined from time to time by the Executive Compensation Committee. The maximum amount payable as a cash award may be a multiple of the target amount payable. The maximum amount payable pursuant to a cash award granted under the 2005 Incentive Plan for any fiscal year that is intended to comply with Section 162(m) of the Internal Revenue Code may not exceed $3,000,000. Nothing in the 2005 Incentive Plan prevents Bancorp from granting cash awards outside of the 2005 Incentive Plan to any employee.

As determined by the Executive Compensation Committee, the only participants in the cash award portion of the 2005 Incentive Plan have been Bancorp’s President and Chief Executive Officer, Dunson K. Cheng, and its Executive Vice Chairman and Chief Operating Officer, Peter Wu. Mr. Cheng and Mr. Wu were selected as the only participants because they are the two highest ranked and highest paid executive officers, and because of the potential effects of Section 162(m) of the Internal Revenue Code, which is discussed in “Deductibility of Executive Compensation” under the subsection titled “Accounting and Tax Considerations” below.

For 2006, the Executive Compensation Committee selected the year ending December 31, 2006, as the measurement period, and determined that the specific business criteria for this measurement period would be our net income. The amount of the cash award determined by the Executive Compensation Committee was based on a range of target net income and was conditioned on each of Mr. Cheng and Mr. Wu, as applicable, being continuously employed throughout the entire 2006 calendar year. For 2006, the cash award became payable if Bancorp met a minimum target net income set by the Executive Compensation Committee. For the purposes of calculating this award, net income was defined as the amount of net income shown on our 2006 audited financial statements adjusted upward for any write-down of the tax refunds receivable from the State of California (“2006 net income”). If the minimum target 2006 net income was met, the Executive Compensation Committee could approve payment of up to a maximum of 100% of base salary as of January 1, 2006. If the 2006 net income exceeded the minimum target set by the Executive Compensation Committee by approximately 6.7%, the maximum award increased to 110% of base salary and at additional 5% increments thereafter for every additional approximately 6.7% in 2006 net income earned by Bancorp above the minimum target, up to an overall maximum of 145%. The Executive Compensation Committee had the right to reduce the maximums or to eliminate such cash award altogether in its sole discretion even if the minimum target 2006 net income had been met.

For the year ended December 31, 2006, Bancorp’s 2006 net income was $117.57 million, which exceeded the minimum target. Under the performance measures set by the Executive Compensation Committee, this 2006 net income permitted it to award Mr. Cheng and Mr. Wu each a cash award of up to 130% of their annual base salary as of January 1, 2006. Mr. Cheng’s annual base salary as of January 1, 2006, was $856,000. Based on a review of the performance of Mr. Cheng in 2006, the Executive Compensation Committee approved granting a cash award of $864,800 to Mr. Cheng. This cash award was 101.0% of Mr. Cheng’s January 1, 2006, base salary and was within the 130% maximum set by the Executive Compensation Committee based on Bancorp’s 2006 net income. Mr. Wu’s annual base salary as of January 1, 2006, was $389,000. Based on a review of the performance of Mr. Wu in 2006, the Executive Compensation Committee approved granting a cash award of $400,200 to Mr. Wu. This cash award was 102.9% of Mr. Wu’s January 1, 2006, base salary and was within the 130% maximum set by the Executive Compensation Committee based on Bancorp’s 2006 net income.

On January 31, 2007, the Executive Compensation Committee set the Qualifying Performance Criteria for 2007 with respect to Mr. Cheng and Mr. Wu. As with 2005 and 2006, the Executive Compensation Committee determined the only participants in the cash award portion of the 2005 Incentive Plan would be Mr. Cheng and Mr. Wu. For the year ending December 31, 2007, which it selected as the measurement period, the Executive Compensation Committee determined that the specific business criteria for such measurement period would again be the net income of Bancorp.

The cash award is conditioned on each of Mr. Cheng and Mr. Wu, as applicable, being continuously employed by Bancorp throughout the entire 2007 calendar year. The cash award becomes payable if Bancorp meets a minimum target net income. For the purposes of calculating this award, net income is defined as the amount of net income shown on our 2007 audited financial statements adjusted upward for any write-down of the tax refunds receivable from the State of California (“2007 net income”). If the minimum target 2007 net income is met, the Executive Compensation Committee may pay up to a maximum of 95% of Mr. Cheng’s and Mr. Wu’s respective base salary as of January 1, 2007. If the 2007 net income exceeds the minimum target set by the Executive Compensation Committee by approximately 6.67%, the maximum cash award increases to 105% of base salary and at additional 5% increments thereafter for every additional approximately 6.67% in 2007 net income earned by Bancorp above the minimum target, up to an overall maximum of 140%. The Executive Compensation Committee has the right to reduce the maximums or to eliminate such cash award altogether in its sole discretion even if the minimum target 2007 net income is met.

The Executive Compensation Committee may also, in its discretion, pay an annual cash bonus to other executive officers. The Executive Compensation Committee determines these bonuses, if any, on the basis of our overall performance and profitability in the fiscal year, and its subjective evaluation of the individual executive officer’s performance and responsibility in relation to company performance. Overall performance and profitability is determined with reference to the following factors: net income, return on average assets, return on stockholders’ equity, and percentage increase or decrease in total assets, loans, and deposits. The amount of the annual bonus for each executive officer other than Mr. Cheng and Mr. Wu is determined by the evaluation of the performance of Bancorp in relation to the contributions, as determined by the Executive Compensation Committee, made by the executive officer to achieve the overall level of financial and operating performance, and by a comparison of the size of annual bonuses paid to the executive officer in past years with respect to the individual’s performance in those years, the base salaries of the executive officers, and the length of employment, and our overall performance and profitability in those years.

Based on these factors, the Executive Compensation Committee approved the payment of bonuses to the Named Executive Officers, other than Mr. Cheng and Mr. Wu, in the amounts set forth in the “Summary Compensation Table” in the subsection titled “Remuneration of Executive Officers” below.

Equity Incentive Compensation

Incentive Plans. Bancorp has two plans under which it has issued equity awards to its directors and employees (including Named Executive Officers) and to directors and employees of Cathay Bank. These plans are designed to strengthen Bancorp by providing selected employees and directors an opportunity to participate in our future by offering them an opportunity to acquire our common stock. They also serve as incentive and reward for the achievement of our long-term business goals and as a means to attract, motivate, and retain key personnel.

Our 1998 Incentive Plan authorizes the issuance of Bancorp’s common stock under awards granted under its terms. All awards granted under this plan have been in the form of nonstatutory stock options. Upon the approval of the 2005 Incentive Plan in May 2005, we ceased granting awards under the 1998 Incentive Plan.

The 2005 Incentive Plan permits us to issue stock options (both incentive stock options designed to comply with Internal Revenue Code Section 422 and nonstatutory stock options which will not so comply), stock awards (including shares, stock units, stock appreciation rights, and other similar awards), and cash awards. The purpose of granting awards under the 2005 Incentive Plan is to compensate eligible participants for their contributions to our business and to provide incentives for such persons to exert maximum efforts for our success by giving them, in the case of options and stock awards, an opportunity to benefit from increases in value of our common stock and thereby aligning participants’ and stockholders’ interests.

In addition to the 1998 Incentive Plan and the 2005 Incentive Plan, Bancorp is subject to the GBC Bancorp 1999 Employee Stock Incentive Plan (the “GBC Bancorp Plan”). In October 2003, pursuant to the terms of its merger with GBC Bancorp, Bancorp assumed an obligation to issue shares of Bancorp’s common stock on exercise of outstanding options under the GBC Bancorp Plan.

Award Guidelines. The Executive Compensation Committee has discretion to determine the number and type of awards granted to executive officers. The Equity Incentive Plan Committee has such discretion as to all other employees of Bancorp and Cathay Bank. Awards generally increase as a function of higher positions of responsibility. Awards are generally based on a subjective analysis of the individual’s performance, our general performance, and a review of option grants made at other banks and bank holding companies of comparable size and complexity. Consideration is also given to the estimated dilutive effect of such awards on our stockholders.

Awards are generally made on an annual basis at fixed meeting dates that are specified in advance of the actual meeting. Awards are also made on occasion during the year to newly hired or newly promoted officers or for special retention purposes. Such awards for new hires, promotions, and retention become effective on the date of approval of the award by the Executive Compensation Committee (in the case of executive officers) or the Equity Incentive Plan Committee (in the case of all other officers). All awards of stock options are made at or above the fair market value of our common stock on the date the option is granted (incentive stock options granted to employees who are also 10% stockholders must have an exercise price equal to at least 110% of the fair market value of the stock on the date of the award). The fair market value of our common stock is determined generally as the closing sale price of the common stock on the date the option is granted. We may grant options with exercise prices equal to less than 100% of the fair market value of the underlying option shares on the date of grant in connection with an acquisition of another company. Outstanding options may not be repriced to reduce the exercise price of such options without stockholder approval.

The majority of the options granted by the Executive Compensation Committee and the Equity Incentive Plan Committee vest at a rate of 20% per year over the first five years of the ten-year option term. Vesting rights cease upon termination of employment; however the optionee has 90 days (one year in the event of termination by reason of death or disability) thereafter during which the optionee may exercise options as to shares that were vested and exercisable as of the optionee’s termination date. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

The Executive Compensation Committee and the Equity Incentive Plan Committee also observe the following guidelines with regard to the 2005 Incentive Plan:

•

The period of vesting of any stock award shall not be less than three years, except to the extent that (a) the period of vesting of a stock award is at least one year and the award is performance based, (b) the stock award is made by a committee composed entirely of independent directors and the number of shares covered by all awards with a period of vesting of less than three years does not exceed 10% of the total number of shares authorized for grant or award, or (c) the stock award is made by a committee composed entirely of independent directors, constitutes an employment inducement award for a new hire and does not exceed 10% of the total number of shares authorized for grant or award under the 2005 Incentive Plan; and

•

Restriction periods of any stock awards shall not be waived except to the extent that (a) the waiver is made by a committee composed entirely of independent directors and the number of shares covered by all awards as to which such waivers apply does not exceed 10% of the total number of shares authorized for grant or award under the 2005 Incentive Plan, (b) the waiver is in connection with a change in control as defined in the 2005 Incentive Plan, or (c) the waiver is made by a committee composed entirely of independent directors as a result of disability or other extenuating circumstances pertaining to the awardee; and

•

All grants of options and stock awards to non-employee directors shall be on a fixed or formulaic (rather than discretionary) basis, except if the grant or award is made by a committee composed entirely of independent directors and the number of shares covered by all grants and awards on a discretionary basis to non-employee directors does not exceed 10% of the total number of shares authorized for grant or award under the 2005 Incentive Plan.

Ownership Guidelines. We do not require that each Named Executive Officer maintain a minimum ownership interest in our stock.

Retirement and Other Benefits

We have an employee stock ownership plan and a 401(k) plan to provide our employees an opportunity to save for retirement in a tax efficient manner. Our Named Executive Officers are eligible to participate in these plans on the same terms as our other employees.

Under our Amended and Restated Cathay Bank Employee Stock Ownership Plan (the “ESOP”), we can make annual contributions to a trust (the “Trust”) in the form of either cash or common stock for the benefit of eligible employees and to pay administration expenses. We did not make contributions to the Trust in 2006 and have not made any contributions since 2003. We do not plan to make any contributions to the Trust in 2007. In prior years, our Board determined the amount of the annual contribution to the Trust in light of our earnings in the prior plan year. To date, such contributions have been made in cash. The cash contributed to the Trust is invested by its trustees in shares of our common stock. Each participant’s benefits under the ESOP consist of cash (or cash equivalents) and shares of common stock allocated to the participant.

Salaried employees of our subsidiary, Cathay Bank, who have completed three months of service and have attained the age of 21, are eligible to participate in a 401(k) Profit Sharing Plan. In 2006, after a participant has completed one year of service, Cathay Bank matched 100% of the first 5% of compensation contributed per pay period by the participant. The vesting schedule for the matching contribution is 0% for less than two years of service, 25% after two years of service and from then on, at an increment of 25% each year until 100% is vested after five years of service.

We also provide group life, health, dental, disability, and medical reimbursement plans that do not discriminate in scope, terms, or operation, in favor of executive officers or our directors and that are available generally to all salaried employees.

Perquisites and Other Personal Benefits

We provide Named Executive Officers with perquisites and other personal benefits that we and the Executive Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain employees for key positions. The Executive Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to Named Executive Officers. Currently, these perquisites consist of automobile expense and club memberships. For 2006, the aggregate amount of perquisites and other personal benefits provided to our Named Executive Officers was less than $10,000 each.

Pursuant to Change of Control Employment Agreements (the “Control Agreements”) entered into with each of the Named Executive Officers, we are obligated to make certain payments to the Named Executive Officers and provide them with certain perquisites and other personal benefits in the event of a change in control as defined therein. The Control Agreements are designed to promote stability and continuity of senior management and to help align their interests with those of our stockholders. Information regarding applicable payments under such agreements for the Named Executive Officers is provided below under the heading “Potential Payments After a Change in Control.” Pursuant to these Control Agreements, during the employment period following a change in control, the Named Executive Officers will be provided use of office space (including furnishings), personal secretarial assistance, company automobiles, financial planning assistance, payments of clubs dues, participation in the plans and programs in accordance with the most favorable plans, practices, programs and policies in effect for such Named Executive Officer at any time during the 120-day period immediately preceding a change in control or, if more favorable to the Named Executive Officer, as in effect generally at any time thereafter with respect to other peer executives.

Accounting and Tax Considerations

Deductibility of Executive Compensation

As part of its role, the Executive Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain employees. An exception may apply to performance-based compensation that meets certain requirements, including approval of material terms by stockholders in advance of payment. The Executive Compensation Committee has structured our compensation programs for 2006 to qualify certain compensation payments for tax deductions to the extent possible while reserving the discretion to make payments which are not tax deductible as circumstances warrant and, it may, in certain situations, approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Nonqualified Deferred Compensation

We do not have a deferred compensation program, and we have no current plans to implement such a program. However, we do have one deferred compensation arrangement with the Chief Executive Officer under an agreement reached with Mr. Cheng effective November 23, 2004. For details regarding the deferral agreement, see “Nonqualified Deferred Compensation” in the subsection titled “Remuneration of Executive Officers” below.

Accounting for Stock-Based Compensation

In 2003, we adopted prospectively the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” as amended by FASB Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123,” and began recognizing the expense associated with stock options granted during 2003 using the fair value method. On January 1, 2006, we adopted FASB Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123R”) on a modified prospective basis. SFAS No. 123R requires an entity to recognize compensation expense based on an estimate of the number of awards expected to actually vest, exclusive of awards expected to be forfeited.

Under the 2005 Incentive Plan, we are permitted to issue both incentive stock options and nonstatutory stock options. However, historically we have elected to award only nonstatutory stock options because we believed that the tax benefits to the company outweighed the potential tax benefits of incentive stock options to our employees. Generally, nonstatutory stock options entitled us to a deduction at the time the options were exercised and in the same amount as the optionee’s taxable income, calculated as the excess of the fair market value of the shares over the exercise price. In the case of incentive stock options, we would be entitled to a deduction equaling the amount of the optionee’s taxable income as calculated above, but only if shares were sold within one year of exercise.

With the adoption of SFAS No. 123R, the accounting treatment for all forms of stock options has changed, thereby prompting us to review the relative merits of nonstatutory stock options. As part of this review, we are considering the granting of shares of restricted stock to employees currently eligible under the 2005 Incentive Plan either in place of or in combination with stock options. A desirable feature of restricted stock is that it permits us to issue fewer shares, thereby reducing potential stockholder dilution. We believe that restricted stock provides an equally motivating form of incentive compensation, and we will weigh the costs of both restricted stock and stock option grants with their potential benefits as compensation tools. Stock options only have value to the extent that our share price on the date of exercise exceeds the exercise price on the grant date and are an effective motivational tool when the stock price grows over the term of the award. Restricted stock serves to reward and retain executive officers by providing the opportunity to receive shares valued at the current price on the date the restriction lapses. A combination of restricted stock and stock option grants should continue to effectively balance our objectives of focusing our executive officers on delivering long-term value to our stockholders with providing value to our executive officers through equity awards.

Compensation Committee Interlocks and Insider Participation

In 2006, the Executive Compensation Committee consisted of Ting Y. Liu (Chairman), Kelly L. Chan, and Nelson Chung (member until January 19, 2006), each of whom is, or was during his membership, an independent director under the Nasdaq listing standards. No persons who were members of the Executive Compensation Committee during 2006 had any relationships requiring disclosure.

Compensation Committee Report

The Executive Compensation Committee of Bancorp has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006.

Executive Compensation Committee

Ting Y. Liu (Chairman)

Kelly L. Chan

Remuneration of Executive Officers

The following table sets forth information regarding the compensation for services in all capacities paid or accrued for 2006 by Bancorp to its principal executive officer and principal financial officer, and the three most highly compensated executive officers of either Bancorp or Cathay Bank, other than Bancorp’s principal executive officer and principal financial officer.

Summary Compensation Table

The table below sets forth information for the following named executive officers (the “Named Executive Officers”) regarding compensation that was paid or earned in 2006:

Name and Principal Position	Year	Salary 1/ ($)	Bonus ($)	Stock awards 2/ ($)	Option awards 3/ ($)	Non-equity incentive plan compensation 4/ ($)	Change in pension value and non- qualified deferred compensation earnings ($)		All other compensation ($) 6/	Total ($)
Dunson K. Cheng, Chairman of the Board of Directors, President, and Chief Executive Officer of Bancorp and Cathay Bank	2006	907,000	—	340,300	2,521,179	864,800	9,831	5/	11,000	4,654,110

Peter Wu, Executive Vice Chairman and Chief Operating Officer of Bancorp and Cathay Bank	2006	403,250	—	—	508,638	400,200	—		11,000	1,323,088

Anthony M. Tang, Executive Vice President of Bancorp and Senior Executive Vice President and Chief Lending Officer of Cathay Bank	2006	285,500	248,188	—	417,843	—	—		11,000	962,531

Heng W. Chen, Executive Vice President and Chief Financial Officer of Bancorp and Cathay Bank	2006	284,250	220,448	—	278,709	—	—		11,000	794,407

Irwin Wong, Executive Vice President for Branch Administration of Cathay Bank	2006	222,500	183,675	—	391,549	—	—		11,000	808,724

1/	Includes amounts deferred by Named Executive Officers under Bancorp’s 401(k) Profit Sharing Plan.
2/

The amounts shown are not cash compensation received by the Named Executive Officer and may not correspond to the actual value that could be realized by the Named Executive Officer. Instead, the amount represents the dollar amounts recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with SFAS No. 123R, valued at the closing price of the Bancorp’s common stock on the date of the grant.

3/

The amounts shown are not cash compensation received and may not correspond to the actual value to be realized by the Named Executive Officer. Instead, the amount represents the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS No. 123R for stock option awards granted in 2006 and prior years, but disregarding the estimate of forfeitures related to service-based vesting conditions. The Black-Scholes option pricing model was used to estimate the value of these granted options. Assumptions made in the valuation are discussed in Note 1 and Note 15 to Bancorp’s Consolidated Financial Statements included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC. There were no forfeitures during the year pertaining to the Named Executive Officers.

4/

This amount reflects cash bonuses paid prior to March 15, 2007, under the 2005 Incentive Plan as discussed under the caption entitled “Annual Cash Bonus” in the “Compensation Discussion and Analysis” subsection above. In prior years, applying rules promulgated by the SEC, this amount would have been reported under the Bonus column.

5/

This amount consists of interest paid on deferred compensation that is considered above-market under the regulations of the SEC. For a discussion of the deferral agreement, see “Nonqualified Deferred Compensation” below.

6/

The amounts in this column consist only of employer contributions under the 401(k) Profit Sharing Plan. Perquisites and other personal benefits, or property, are excluded because the aggregate amount of such compensation provided to the Named Executive Officers was less than $10,000 each. Group life insurance, health insurance, and long-term disability insurance premiums are also excluded because such premiums are pursuant to a plan that does not favor executive officers or directors and are generally available to all salaried employees.

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2006.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards					All other stock awards: number of shares of stock or units (#)	All other option awards; number of securities underlying options (#) 1/	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards ($) 2/
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)	Maximum (#)
Dunson K. Cheng	3/23/2006	—	—	1,241,200	—		—	—		—	—	—	—
	1/25/2006	—	—	—	—		—	—		—	154,940	36.24	2,071,867
	1/25/2006	—	—	—	27,000	3/	—	30,000	3/	—	—	—	1,087,200

Peter Wu	3/23/2006	—	—	564,050	—		—	—		—	—	—	—
	1/25/2006	—	—	—	—		—	—		—	72,170	36.24	965,062

Anthony M. Tang	1/25/2006	—	—	—	—		—	—		—	42,690	36.24	570,853

Heng W. Chen	1/25/2006	—	—	—	—		—	—		—	45,000	36.24	601,743

Irwin Wong	1/25/2006	—	—	—	—		—	—		—	31,000	36.24	414,534

1/

On January 25, 2006, the Executive Compensation Committee granted nonstatutory stock options to each of the Named Executive Officers at an exercise price of $36.24 per share, which was the closing price of our common stock on the Nasdaq National Market on the date of the grant. These options vest in 20% increments over a five-year period, and terminate ten years from the date of the grant, subject to early termination in the event of termination of employment, disability, or death.

2/

The amounts shown are not cash compensation received and may not correspond to the actual value that could be realized by the Named Executive Officer. Instead, the amount represents the fair value of the stock award or option at the grant date computed in accordance with SFAS No. 123R. Stock awards are valued at the closing price of the Bancorp’s common stock on the date of the grant. The Black-Scholes option pricing model is used to estimate the value of stock options. Assumptions made in the valuation of stock options are discussed in Note 1 and Note 15 to Bancorp’s Consolidated Financial Statements included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC.

3/

On January 25, 2006, the Executive Compensation Committee awarded 30,000 shares of restricted stock to Mr. Cheng and set a vesting schedule based on net income targets. Depending on our net income for 2006, 2007, and 2008, Mr. Cheng is entitled to vest between 9,000 and 10,000 shares of the restricted stock each year over this three year period provided he is continuously employed throughout each such year. These shares may not be sold, pledged, or otherwise transferred until these shares become vested and nonforfeitable. However, Mr. Cheng is otherwise entitled to all of the rights and benefits generally accorded to stockholders with respect to these shares. At its January 31, 2007 meeting, the Executive Compensation Committee approved the vesting of 10,000 of these 30,000 restricted shares.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information regarding outstanding equity awards made to our Named Executive Officers as of December 31, 2006. Except as stated in the footnotes below, all options vest in 20% increments over a five-year period. All options terminate ten years from the date of the grant, subject to early termination in the event of termination of employment, disability, or death.

	Option awards							Stock awards
Name	Number of securities underlying unexercised options exercisable (#)		Number of securities underlying unexercised options unexercisable (#)		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Options exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value or unearned shares, units or other rights that have not vested ($)
Dunson K. Cheng	40,000		—		—	8.25	9/17/2008	—	—	—		—
	73,320		—		—	10.625	1/20/2010	—	—	—		—
	74,160		—		—	15.0475	1/18/2011	—	—	—		—
	63,456		15,864		—	16.275	2/21/2012	—	—	—		—
	91,836		61,224		—	19.925	1/16/2013	—	—	—		—
	148,164		98,776		—	24.80	11/20/2013	—	—	—		—
	30,988		123,952		—	37.00	2/17/2015	—	—	—		—
	147,036	1/	98,024	1/	—	32.47	3/22/2015	—	—	—		—
	158,816	2/	105,878	2/	—	33.54	5/12/2015	—	—	—		—
	—		154,940		—	36.24	1/25/2016	—	—	—		—
	—		—		—	—	—	—	—	30,000	3/	$1,035,300	4/
Peter Wu	426,674		—		—	22.007434	1/17/2011	—	—	—		—
	40,000		60,000		—	28.695	2/19/2014	—	—	—		—
	14,434		57,736		—	37.00	2/17/2015	—	—	—		—
	—		72,170		—	36.24	1/25/2016	—	—	—		—
Anthony M. Tang	26,360		—		—	15.0475	1/18/2011	—	—	—		—
	20,800		5,200		—	16.275	2/21/2012	—	—	—		—
	28,500		19,000		—	19.925	1/16/2013	—	—	—		—
	63,084		42,056		—	24.80	11/20/2013	—	—	—		—
	7,964		31,856		—	37.00	2/17/2015	—	—	—		—
	—		42,690		—	36.24	1/25/2016	—	—	—		—
Heng W. Chen	—		19,896		—	24.80	11/20/2013	—	—	—		—
	8,020		32,080		—	37.00	2/17/2015	—	—	—		—
	—		45,000		—	36.24	1/25/2016	—	—	—		—
Irwin Wong	3,576		—		—	10.625	1/20/2010	—	—	—		—
	6,448		—		—	15.0475	1/18/2011	—	—	—		—
	7,392		3,696		—	16.275	2/21/2012	—	—	—		—
	15,032		15,032		—	19.925	1/16/2013	—	—	—		—
	85,824		57,216		—	24.80	11/20/2013	—	—	—		—
	6,516		26,064		—	37.00	2/17/2015	—	—	—		—
	—		31,000		—	36.24	1/25/2016	—	—	—		—

1/

These options vested at a rate of 30% on the date of grant, March 22, 2005; 10% vested on November 20, 2005; and the remainder vest at a rate of 20% in three equal annual increments beginning November 20, 2006.

2/	These options vested at a rate of approximately 40% on November 20, 2005, and the remainder vest at a rate of approximately 20% in three equal annual increments beginning November 20, 2006.
3/

Between 9,000 and 10,000 of these shares are subject to vesting in each year for 2006, 2007, and 2008 if certain net income targets for Bancorp established by the Executive Compensation Committee are achieved during the year and Mr. Cheng is continuously employed by Bancorp throughout such year.

4/	The value equals the closing market price of Bancorp common stock on the last business day of Bancorp’s most recently completed fiscal year, multiplied by the number of shares.

Option Exercise and Stock Vested

The table below sets forth information regarding exercises of stock options and vesting of stock awards for the Named Executive Officers during 2006.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) 1/	Number of shares acquired on vesting (#)	Value realized on vesting ($) 2/
Dunson K. Cheng	—	—	—	—
Peter Wu	6,500	166,144	—	—
Anthony M. Tang	23,000	553,315	—	—
Heng W. Chen	9,948	92,815	—	—
Irwin Wong	—	—	—	—

1/

The value realized equals the difference between the option exercise price and the closing price of Bancorp common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

2/	The value realized equals the closing price of Bancorp common stock on the vesting date, multiplied by the number of shares that vested. No stock awards vested during 2006.

Pension Benefits

Our Named Executive Officers did not receive any benefits during 2006 under any defined contribution plan other than the 401(k) Profit Sharing Plan. We do not have any defined benefit plans.

Nonqualified Deferred Compensation

The only deferred compensation arrangement that we have with an executive officer is an agreement we reached with Mr. Cheng effective November 23, 2004 whereby Mr. Cheng agreed to defer any cash bonus amounts in excess of $225,000 for the year ended December 31, 2004, until January 1 of the first year following such time as Mr. Cheng separates from us. Accordingly, an amount equal to $610,000 was deferred in 2004. The deferred amount accrues interest at the rate of 7% per annum computed based on the actual number of days during each period divided by the actual number of days for the full year. The deferred amount will be increased each quarter by the amount of interest computed for the preceding quarter. Beginning on the tenth anniversary of the agreement, the interest rate will equal 275 basis points above the then prevailing interest rate on a ten-year Treasury note.

The table below sets forth information regarding non-qualified deferred compensation arrangements for our Named Executive Officers during 2006.

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)		Aggregate withdrawals / distributions ($)	Aggregate balance at last FYE ($)
Dunson K. Cheng	—	—	47,137	1/	—	703,096	2/
Peter Wu	—	—	—		—	—
Anthony M. Tang	—	—	—		—	—
Heng W. Chen	—	—	—		—	—
Irwin Wong	—	—	—		—	—

1/

This amount includes $9,831 reported in the “Summary Compensation Table” in the subsection titled “Remuneration of Executive Officers” above as interest that is considered above-market under the regulations of the SEC.

2/	This amount includes $621,155 reported in the “Summary Compensation Table” for previous years.

POTENTIAL PAYMENTS AFTER A CHANGE IN CONTROL

The tables below under the subsection titled “Cash Compensation and Benefits in the Event of a Change in Control” reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of the Named Executive Officer’s employment after a change in control of Bancorp. The amount of compensation payable to each Named Executive Officer upon voluntary and involuntary termination and in the event of disability or death of the Named Executive Officer is shown. The amounts shown assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out can only be determined at the time of the Named Executive Officer’s separation from Bancorp and Cathay Bank.

In addition, a separate table below under the subsection titled “Equity Compensation in the Event of a Change in Control” reflects the value of any equity awards granted to each Named Executive Officer under the 2005 Incentive Plan and the 1998 Incentive Plan that may be accelerated upon a change in control of Bancorp even if there was no termination of the Named Executive Officer’s employment. The administrator of the 2005 Incentive Plan has the discretion to have Bancorp assume, substitute, adjust each outstanding award under such plan, accelerate the vesting of any options, or terminate any restrictions on stock awards or cash awards upon a change in control, as defined therein. Similarly, under the 1998 Incentive Plan, upon a change in control of Bancorp, as defined therein, the Board has the discretion to accelerate the vesting of options under the 1998 Incentive Plan and to determine if outstanding options under the 1998 Incentive Plan shall be cashed out at the change in control price, as defined therein.

Change of Control Employment Agreements

Bancorp has not entered into any written employment agreements with any of the Named Executive Officers, except that it has entered into the Control Agreements with each of the Named Executive Officers which in effect become employment agreements with the Named Executive Officers upon the occurrence of a change in control as defined therein. The Control Agreements for each of the Named Executive Officers are substantially similar and have been filed as exhibits to Bancorp’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. The following is only a summary of the significant terms of the Control Agreements.

Pursuant to the Control Agreements, Bancorp or the Bank (as applicable) has agreed to continue the employment of each Named Executive Officer for a period of three years from the occurrence of a change of control (the “effective date”). During this employment period, each Named Executive Officer will be entitled to the following compensation and benefits:

•	An annual base salary equal to at least 12 times the highest monthly base salary paid or payable (including deferred salary) during the 12-months preceding the effective date;

•

An annual cash bonus equal to the highest bonus earned during the three-year period prior to the effective date (with partial years being annualized for the purpose of determining the amount of the bonus);

•

Participation in all incentive, saving, and retirement plans and programs applicable generally to other peer executives on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;

•	Participation in welfare benefit plans and programs on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;

•	Reimbursement for all reasonable expenses in accordance with procedures in effect during the 120-day period immediately prior to the effective date;

•	Fringe benefits in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date;

•	Office, secretarial and support staff; and

•	Paid vacation in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date.

Payments Made Upon Death or Disability After a Change in Control

Pursuant to the Control Agreements, in the event of the death or disability of a Named Executive Officer after a change of control, Bancorp or Cathay Bank shall pay the Named Executive Officer (or the Named Executive Officer’s estate or beneficiaries in the event of death) (i) the Named Executive Officer’s base salary through the date of termination, (ii) a pro-rata bonus until the date of termination of the higher of (A) the most recent annual bonus and (B) the annual bonus paid or payable, including any bonus or portion thereof that has been earned but deferred, (iii) any accrued vacation pay (collectively “Accrued Obligations”), and (iv) amounts that are vested benefits or that the Named Executive Officer is otherwise entitled to receive under any plan, policy, practice, or program of or any other contract or agreement with Bancorp or Cathay Bank at or subsequent to the date of termination (“Other Benefits”).

Payments Made Upon Involuntary Termination Other Than For Cause or Voluntary Termination For Good Reason after a Change in Control

Pursuant to the Control Agreements, if a Named Executive Officer’s employment is terminated following a change in control (other than termination by Bancorp or the Bank for cause or by reason of death or disability or by Named Executive Officer without good reason) or if the Named Executive Officer terminates his employment in certain circumstances defined in the agreement which constitute “good reason”, in addition to the Accrued Obligations and Other Benefits as defined in the preceding subsection, the Named Executive Officer will be paid the aggregate of the following in a lump sum in cash within 30 days after the date of termination:

•

an amount equal to a multiple (two, two and one half, or three) of the Named Executive Officer’s annual base salary and of the highest annual bonus paid to the Named Executive Officer in the past three years; and

•

an amount equal to the sum of Bancorp or Cathay Bank (as applicable) matching or other employer contributions under Bancorp’s or Cathay Bank’s qualified defined contribution plans and any excess or supplemental defined contribution plans in which the Named Executive Officer participates that the Named Executive Officer would receive if the Named Executive Officer’s employment continued (for two, two and one half, or three years after the date of termination).

Also (for a period of two, two and one-half, or three years, depending on the Control Agreement), the Named Executive Officer would be entitled to receive welfare benefits (including without limitation, medical, prescription, dental, disability, group life, and accidental death insurance) at least equal to, and at the same after-tax cost to the Named Executive Officer, as those that would have been provided in accordance with the plans, programs, practices, and policies then in effect. In addition, the Named Executive Officer would be entitled to receive outplacement services provided that the cost of such outplacement services shall not exceed $50,000.

Payments Made Upon Involuntary Termination For Cause or Voluntary Termination For Other Than Good Reason After a Change in Control

Pursuant to the Control Agreements, if a Named Executive Officer’s employment is terminated following a change in control for cause or if the Named Executive Officer terminates his employment for other than “good reason”, Bancorp or Cathay Bank shall pay the Named Executive Officer (i) the Named Executive Officer’s base salary through the date of termination, (ii) any accrued vacation pay, and (iii) amounts that are vested benefits or that the Named Executive Officer is otherwise entitled to receive under any plan, policy, practice, or program of or any other contract or agreement with Bancorp or Cathay Bank at or subsequent to the date of termination.

Certain Additional Payments

Each Named Executive Officer is eligible for tax gross-up payments in reimbursement for change in control excise taxes imposed on the severance payments and benefits, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the excise taxes, in which case the payments and benefits will be reduced to the maximum amount.

Cash Compensation and Benefits in the Event of a Change in Control

The following tables show the potential cash payments and benefits for the Named Executive Officers upon termination after a change in control:

	Voluntary Termination		Involuntary Termination
Dunson K. Cheng	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 1/	$0	$5,592,000	$0	$5,592,000	$0
Accrued Obligations 2/	0	940,000	0	940,000	940,000
401(k) Matching	0	33,000	0	33,000	0

Benefits 3/
Group Life Insurance	0	2,160	0	2,160	0
Health Insurance	0	12,951	0	12,951	0
Long Term Disability Insurance	0	2,025	0	2,025	0

Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	2,579,660	0	2,579,660	0

TOTAL:	$0	$9,211,796	$0	$9,211,796	$940,000

	Voluntary Termination		Involuntary Termination
Peter Wu	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 4/	$0	$2,107,500	$0	$2,107,500	$0
Accrued Obligations 2/	0	435,000	0	435,000	435,000
401(k) Matching	0	27,500	0	27,500	0

Benefits 3/
Group Life Insurance	0	1,800	0	1,800	0
Health Insurance	0	10,610	0	10,610	0
Long Term Disability Insurance	0	1,688	0	1,688	0

Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$2,634,098	$0	$2,634,098	$435,000

	Voluntary Termination		Involuntary Termination
Anthony M. Tang	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 5/	$0	$1,375,625	$0	$1,375,625	$0
Accrued Obligations 2/	0	248,188	0	248,188	248,188
401(k) Matching	0	27,500	0	27,500	0

Benefits 3/
Group Life Insurance	0	1,800	0	1,800	0
Health Insurance	0	14,043	0	14,043	0
Long Term Disability Insurance	0	1,688	0	1,688	0

Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$1,718,844	$0	$1,718,844	$248,188

	Voluntary Termination		Involuntary Termination
Heng W. Chen	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 6/	$0	$1,040,100	$0	$1,040,100	$0
Accrued Obligations 2/	0	220,448	0	220,448	220,448
401(k) Matching	0	22,000	0	22,000	0

Benefits 3/
Group Life Insurance	0	1,440	0	1,440	0
Health Insurance	0	11,246	0	11,246	0
Long Term Disability Insurance	0	1,350	0	1,350	0

Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$1,346,584	$0	$1,346,584	$220,448

	Voluntary Termination		Involuntary Termination
Irwin Wong	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Cash Compensation
Base Salary and Bonus 7/	$0	$850,000	$0	$850,000	$0
Accrued Obligations 2/	0	183,675	0	183,675	183,675
401(k) Matching	0	22,000	0	22,000	0

Benefits 3/
Group Life Insurance	0	1,440	0	1,440	0
Health Insurance	0	11,234	0	11,234	0
Long Term Disability Insurance	0	1,126	0	1,126	0

Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0

TOTAL:	$0	$1,119,475	$0	$1,119,475	$183,675

1/

This amount is equal to the product of (i) three and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2006, ($924,000) and (y) the highest annual dollar bonus paid in the prior three years ($940,000, paid in March 2006).

2/

Accrued Obligations are defined above and include the following compensation to the extent accrued through the date of termination: salary, a pro-rata bonus (not payable for voluntary termination for other than good reason or involuntary termination for cause), and vacation. Such compensation is earned through the date of termination under the terms of the employment agreement that takes effect upon a change in control. These Accrued Obligations serve as compensation to the Named Executive Officers for services rendered during employment and not as severance or post-employment compensation. For the purposes of this table, only the pro-rata bonus as defined in the Control Agreements is included because all employees are generally entitled to accrued and unpaid salary and vacation upon termination.

3/

Amounts shown are based on the annual cost to Bancorp as of December 31, 2006, multiplied by three in the case of Mr. Cheng, by two and one half in the case of Mr. Wu and Mr. Tang, and by two in the case of Mr. Chen and Mr. Wong.

4/

This amount is equal to the product of (i) two and one half and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2006, ($408,000) and (y) the highest annual dollar bonus paid in the prior three years ($435,000, paid in March 2006).

5/

This amount is equal to the product of (i) two and one half and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2006, ($289,000) and (y) the highest annual dollar bonus paid in the prior three years ($261,250, paid in December 2005).

6/

This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2006, ($288,000) and (y) the highest annual dollar bonus paid in the prior three years ($232,050, paid in December 2005).

7/

This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s base salary effective as of December 31, 2006, ($225,000) and (y) the highest annual dollar bonus paid in the prior three years ($200,000, paid in December 2004).

Equity Compensation in the Event of a Change in Control

Assuming solely for the purposes of this proxy statement that the Board deemed a change in control occurred on the last business day of 2006 and exercised its discretion to accelerate the vesting of all options and terminated all restrictions on stock awards, the following table sets forth the estimated value of equity awards to the Named Executive Officers that would not otherwise have vested but for a change in control:

Name	Stock Options – Accelerated Vesting 1/	Restricted Stock – Accelerated Vesting		Total
Dunson K. Cheng	$2,444,018	$1,035,300	2/	$3,479,318
Peter Wu	348,900	0		348,900
Anthony M. Tang	780,301	0		780,301
Heng W. Chen	193,190	0		193,190
Irwin Wong	842,206	0		842,206

1/

Value is based on the difference between the closing price of Bancorp’s common stock on December 29, 2006, the last business day of Bancorp’s most recently completed fiscal year ($34.51 per share), and the exercise price of in-the-money options whose vesting has accelerated. As with all vested and unexercised stock options, the accelerated stock options must be exercised within 90 days of the date of termination of employment (one year in the event of termination by reason of death or disability) or they would be forfeited.

2/	Value is based on 30,000 shares at the closing price of Bancorp’s common stock on December 29, 2006, the last business day of Bancorp’s most recently completed fiscal year ($34.51 per share).

INCORPORATION OF CERTAIN INFORMATION

The information contained in this proxy statement under the captions “Audit Committee Report,” “Compensation Committee Interlocks and Insider Participation,” and “Compensation Committee Report” shall not be deemed to be incorporated by reference by any general statement that purports to incorporate this proxy statement by reference, or any part thereof, into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Bancorp expressly incorporates such information in such filing by reference. The information contained in this proxy statement under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be deemed to be soliciting material or otherwise be deemed to be filed under the Securities Act or the Exchange Act, except to the extent that Bancorp requests that such information be treated as soliciting material or expressly incorporates such information in any such filing by reference.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Bancorp’s executive officers and directors and persons who own more than ten percent of its common stock timely file initial reports of ownership of common stock and other equity securities, and reports of changes in such ownership, with the SEC and with Nasdaq. Bancorp has instituted procedures to receive and review these insider reports. After a review of the insider reports, Bancorp believes that all required reports were timely filed during 2006, except that Mr. Patrick Lee, a director, was late in filing a report on Form 5 relating to a gift of 5,500 in shares, which subsequent to the late filing, an amendment to Form 4 was filed to reflect the gift. Mr. Kelly Chan, a director, was also late in filing a report on Form 5 relating to a gift of 3,588 shares.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Policies and Procedures Regarding Related Party Transactions

It is the policy of the Board that all related party transactions shall be subject to review and approval or ratification by Bancorp’s Audit Committee except for those matters that the Board has delegated to other committees or that require approval of a majority of the independent directors or that are reserved for the full Board by statute, charter, regulations, Nasdaq listing standards, or bylaws. Extensions of credit by Cathay Bank to executive officers, directors, and principal stockholders of Bancorp and their related interests are subject to review and approval by the Board of Directors of Cathay Bank pursuant to section 22(h) of the Federal Reserve Act (12 U.S.C. 375b), as implemented by the Federal Reserve Board’s Regulation O (12 CFR part 215). A related party transaction includes any transaction in which Bancorp is a participant and in which any of the following persons has or will have a direct or indirect interest: (a) person who is or was (since the beginning of the last fiscal year for which Bancorp has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than five percent beneficial owner of Bancorp’s common stock, or (c) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Bancorp’s Code of Ethics. Under Bancorp’s Code of Ethics, directors, officers, and all personnel are expected to avoid and to promptly disclose any relationship, influence, or activity that would cause or even appear to cause a conflict of interest. All directors must abstain from any discussion or decision affecting their personal, business, or professional interests.

In determining whether to approve or ratify a related party transaction, the Audit Committee generally considers all relevant facts and circumstances and will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Banking Transactions

Certain directors and officers of Bancorp or Cathay Bank, members of their families, and the companies with which they are associated, have been customers of, and have had banking transactions with, Cathay Bank in the ordinary course of Cathay Bank’s business. Cathay Bank expects to continue such banking transactions in the future. All loans and commitments to lend included in these transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at Cathay Bank at the time for comparable transactions with other persons of similar creditworthiness and, in the opinion of the management of Cathay Bank, did not involve more than a normal risk of collectibility or present any other unfavorable features.

Office Lease

Under a three-year lease entered into in February 1998, Cathay Bank leases approximately 8,912 square feet of office space in downtown Los Angeles from T.C. Realty, Inc., a California corporation owned by director Patrick S.D. Lee’s spouse, acting as agent for 929 College LLC, a limited liability company jointly owned by Mr. Lee and his spouse. In January 2001, the lease was extended for an additional three years. In January 2004, the lease was extended again for a further three years and modified to permit Cathay Bank to terminate the lease as to two units within the leased premises on thirty (30) days’ prior written notice. During 2006, Cathay Bank paid T.C. Realty, Inc. approximately $106,944 to lease this space. Cathay Bank further extended the lease for an additional one-year period to the end of January 2008. Annual lease payments under this lease in 2007 are expected to be approximately $106,944.

Indemnity Agreements

Bancorp’s bylaws provide for the indemnification by Bancorp of its agents, including its directors and officers, to the maximum extent permitted under Delaware law. Bancorp also has indemnity agreements with its directors and certain of its officers. These indemnity agreements permit Bancorp to indemnify an officer or director to the maximum extent permitted under Delaware law and prohibit Bancorp from terminating its indemnification obligations as to acts of any officer or director that occur before the termination. Bancorp believes the indemnity agreements assist it in attracting and retaining qualified individuals to serve as directors and officers of Bancorp. Bancorp’s certificate of incorporation also provides for certain limitations on the liability of directors, as permitted by Delaware law. The indemnification and limitations on liability permitted by the certificate of incorporation, bylaws, and the indemnity agreements are subject to the limitations set forth by Delaware law.

CODE OF ETHICS

Bancorp has adopted a code of ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions known as the Code of Ethics for Senior Financial Officers. Stockholders may request a free copy of the Code of Ethics for Senior Financial Officers by written request directed to Cathay General Bancorp, 777 N. Broadway, Los Angeles, CA 90012, Attention: Investor Relations.

If Bancorp makes any substantive amendments to its Code of Ethics for Senior Financial Officers or grants any waiver, including any implicit waiver, from a provision of the code to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, it will disclose the nature of such amendment or waiver in a report on Form 8-K.

COMMUNICATIONS WITH BOARD OF DIRECTORS

The Board has an established process for stockholder communications. Stockholders may send communications to the Board or any individual director by mail addressed to: Board of Directors, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012. Communications addressed to the Board will be reviewed by the Assistant Secretary of Bancorp and directed to either the Secretary or Chairman of the Board for further review and distribution to certain or all members of the Board, if and as appropriate. Communications addressed to individual directors will be forwarded directly to the office of the named director. In the past year, the Board did not take any material action as a result of any stockholder communications that it received.

INDEPENDENT AUDITORS

KPMG LLP, independent auditors, audited Bancorp’s financial statements for the fiscal year ended December 31, 2006. Representatives of KPMG LLP are expected to attend the meeting and will have an opportunity to make a statement if they wish to do so. They may also respond to appropriate questions from stockholders or their representatives. In the ordinary course of its duties, the Audit Committee of the Board is in the process of considering the selection of Bancorp’s independent auditors for the year ending December 31, 2007.

ANNUAL REPORT ON FORM 10-K

On the written request of any stockholder of record as of April 2, 2007, Bancorp will furnish, without charge, a copy of its Annual Report on Form 10-K, including financial statements and financial statement schedules. Requests should be addressed to Monica Chen, Assistant Secretary, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012, telephone number, (213) 625-4700, Ext. 4749. The Annual Report on Form 10-K will also be available on Bancorp’s website at www.cathaybank.com.

SOLICITATION OF PROXIES

Bancorp will pay the cost of this solicitation of proxies. In addition to use of the mail, officers, directors, and employees of Bancorp and its subsidiaries may solicit proxies personally or by telephone, facsimile, or electronic means. These individuals will not be specially compensated for these solicitation activities. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by these persons, and Bancorp will reimburse these persons for their reasonable expenses incurred in forwarding the materials.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING OF STOCKHOLDERS

Under Bancorp’s bylaws, nominations for election to the Board and proposals for other business to be transacted by Bancorp stockholders at an annual meeting of stockholders may be made by a stockholder (as distinct from Bancorp) only if the stockholder is entitled to vote at the meeting and has given Bancorp’s Secretary timely written notice that complies with the notice requirements of the bylaws. In addition, business other than a nomination for election to the Board must be a proper matter for action under Delaware law and Bancorp’s certificate of incorporation and bylaws. Among other requirements, the written notice must be delivered to Bancorp’s Secretary at Bancorp’s principal executive office by no later than February 21, 2008, or earlier than January 22, 2008. However, if less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, the notice, to be timely, must be so delivered by the close of business on the tenth day following the earlier of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made.

Separate and apart from the required notice described in the preceding paragraph, rules promulgated by the SEC under the Exchange Act entitle a stockholder in certain instances to require Bancorp to include that stockholder’s proposal (but not that stockholder’s nominees for director) in the proxy materials distributed by Bancorp for its next annual meeting of stockholders. Any stockholder of Bancorp who wishes to present a proposal for inclusion in Bancorp’s 2008 proxy solicitation materials must (i) set forth the proposal in writing, (ii) file it with Bancorp’s Secretary on or before December 22, 2007, or if the date for the 2008 annual meeting is before April 21, 2008, or after June 20, 2008, then such stockholder must file it with Bancorp’s Secretary at a reasonable time before the printing and mailing of the proxy statement for the 2008 meeting, and (iii) meet the other requirements for inclusion contained in the SEC’s stockholder proposal rules.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no other matters to be brought before the meeting other than the proposals specifically listed in the notice of annual meeting of stockholders. Nevertheless, if further business is properly presented, the proxy holders named in the enclosed proxy card will vote the shares in their discretion in accordance with their best judgment.

Whether or not you currently plan to attend the meeting in person, please mark your vote on the accompanying proxy card, then sign, date, and return the proxy card in the enclosed postage-paid envelope as soon as possible.

By Order of the Board of Directors

Michael M. Y. Chang

Secretary

April 20, 2007

Los Angeles, California

CATHAY GENERAL BANCORP

Proxy for the Annual Meeting of Stockholders, May 21, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CATHAY GENERAL BANCORP

Peter Wu, Michael M. Y. Chang, and Heng W. Chen, or any of them, with full power of substitution, are hereby appointed as Proxies and authorized to represent and to vote as designated on the reverse the undersigned’s shares of Cathay General Bancorp common stock at the Annual Meeting of Stockholders to be held at 777 North Broadway, Los Angeles, California 90012, at 5:00 p.m., local time, on May 21, 2007, and at any and all adjournments thereof.

(Continued and to be signed on other side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

CATHAY GENERAL BANCORP

May 21, 2007

Please date, sign, and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN. DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Class II Directors of Cathay General Bancorp.

NOMINEES:

FOR ALL NOMINEES

O Kelly L. Chan

O Dunson K. Cheng

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

O Thomas C. T. Chiu

O Joseph C. H. Poon

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT’ and fill in the circle next to each nominee you wish to withhold, as shown here:

2. OTHER BUSINESS In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments thereof.

This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is given, this Proxy will be voted FOR the election of the nominees listed in Proposal 1 as Class II Directors of Cathay General Bancorp.

The Board of Directors recommends a vote FOR Kelly L. Chan, Dunson K. Cheng, Thomas C. T. Chiu, and Joseph C. H. Poon as directors.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 20, 2007.

Please date, sign, and return this Proxy even if you intend to be present at the Annual Meeting. This Proxy may be revoked as set forth in the accompanying Proxy Statement, and the shares may be voted by the holder at the Annual Meeting.

PLEASE MARK ABOVE, THEN DATE AND SIGN THIS PROXY BELOW AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.